Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Ryan Orendorf, TateAustin for Grande
(512) 344-2028 or (512) 944-9184
rorendorf@tateaustinhahn.com

GRANDE ANNOUNCES INTENTION TO EXPLORE STRATEGIC ALTERNATIVES

Austin, TX –  January 18, 2008 - Grande Communications Holdings, Inc. (the “Company”) announced today that its Board of Directors has authorized the Company to explore all of its strategic alternatives to enhance shareholder value.  The Board of Directors will work with the Company’s management team and its legal and financial advisors to evaluate the Company’s available alternatives.  The Company has engaged Waller Capital to assist the Company in exploring strategic alternatives.

In making the announcement, the Company stated that there can be no assurance that the exploration of strategic alternatives will result in the Company adopting or approving any strategic alternative.  The Company undertakes no obligation to make any further announcements regarding the exploration of strategic alternatives unless and until a final decision is made.

About Grande Communications (www.grandecom.com)

Headquartered in San Marcos, Grande Communications®is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone and digital cable over its own advanced network to communities in Texas. Grande's bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephone and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services. Grande’s voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande’s 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “anticipates”, "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and Grande’s Quarterly Reports on Form 10-Q filed with the SEC after such 10-K.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.